UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 28, 2015 (January 22, 2015)

NANOSPHERE, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33775	36-4339870
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4088 Commercial Avenue, Northbrook, Illinois	60062
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 400-9000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On January 28, 2015, Nanosphere, Inc. (the “Company”) announced preliminary, partial financial results for its fourth quarter and full year ended December 31, 2014. A copy of the press release is furnished herewith as Exhibit 99.1.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 26, 2015, Sheli Z. Rosenberg, the Company’s chair of the board of directors, resigned as a director of the Company. The Company’s board of directors intends to form an executive committee of the board of directors to discharge the function of chairman of the board on an interim basis and conduct a search for a successor chairman of the board.

Also on January 26, 2015, Roger Moody notified the Company that he would be stepping down as the Company’s chief financial officer and will resign from all positions with the Company effective on February 11, 2015. In connection with Mr. Moody’s resignation, the Company has appointed Ann Wallin, its Vice President of Finance and Accounting, as interim chief financial officer and as chief accounting officer effective after Mr. Moody’s departure on February 11, 2015.

Ms. Wallin joined the Company in October 2013 as its Vice President of Finance and Accounting. Prior to joining the Company, from 2004 to 2013 Ms. Wallin served as the Director of Internal Audit for the Hub Group, a NASDAQ listed company. Ms. Wallin is a certified public account who earned her Bachelors of Business Administration degree from Saint Mary’s College and her Masters of Business Administration from the University of Chicago.

There are no agreements or understandings between the Company and Ms. Wallin in respect of her service as an executive officer of the Company, nor are there any other transactions in which Ms. Wallin has any interests that are subject to disclosure as related person transactions pursuant to Item 404(a) of Regulation S-K.

The resignations of Ms. Rosenberg and Mr. Moody from the Company and Ms. Wallin’s appointment as interim chief financial officer and as chief accounting officer is disclosed in the press release furnished herewith as Exhibit 99.1.

Item 8.01.	Other Events.

On January 22, 2014, the Company received a warning letter (the “Warning Letter”) from the U.S. Food and Drug Administration (the “FDA”) resulting from inspections of the Company’s facility in Northbrook, Illinois by the FDA’s Chicago District Office that occurred in March 2014. The Warning Letter relates to deficiencies in the Company’s quality system regulation. The Company takes this matter seriously and is in the process of evaluating the corrective actions required to address the matters raised in the Warning Letter. The Company also is in the process of preparing a response to the Warning Letter and intends to respond fully to the issues raised by the FDA within 15 business days as requested by the FDA, and to work diligently and expeditiously to resolve the issues raised by the FDA. The Warning Letter does not restrict the manufacture, production or shipment of any of the Company’s products, nor require the withdrawal of any product from the marketplace. However, failure to promptly address the issues raised in the Warning Letter to the FDA’s satisfaction or to comply with U.S. medical device regulatory requirements in general could result in regulatory action being initiated by the FDA. These actions could include, among other things, product seizures, injunctions and civil money penalties.

A copy of the Warning Letter is filed herewith as Exhibit 99.2.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press release of Nanosphere, Inc. dated January 28, 2015.

99.2	Letter from the U.S. Food and Drug Administration to Nanosphere, Inc. dated January 21, 2014.

The information included under Item 2.02, “Results of Operations and Financial Condition” and Item 9.01 “Financial Statements and Exhibits” of this Current Report on Form 8-K (including exhibit 99.1 attached hereto) are being furnished and such information (including the exhibit 99.1) shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall it be incorporated by reference into a filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing. This Current Report (including exhibit 99.1 attached hereto) will not be deemed an admission as to the materiality of any information required to be disclosed solely to satisfy the requirements of Regulation FD.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NANOSPHERE, INC.

(Registrant)

By:	/s/ Michael K. McGarrity
Michael J. McGarrity
President and Chief Executive Officer

Date: January 28, 2015

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release of Nanosphere, Inc. dated January 28, 2015.

99.2	Letter from the U.S. Food and Drug Administration to Nanosphere, Inc. dated January 21, 2014.